Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-302-5226

RUSH ENTERPRISES, INC. REPORTS FIRST QUARTER 2025 RESULTS,
ANNOUNCES $0.18 PER SHARE DIVIDEND

●	Revenues of $1.85 billion, net income of $60.3 million
●	Earnings per diluted share of $0.73
●	Challenging market conditions impact Class 8 new truck sales and overall financial performance
●	Absorption ratio 128.6%
●	Board declares cash dividend of $0.18 per share of Class A and Class B common stock

SAN ANTONIO, Texas, April 30, 2025 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the quarter ended March 31, 2025, the Company achieved revenues of $1.85 billion and net income of $60.3 million, or $0.73 per diluted share, compared with revenues of $1.87 billion and net income of $71.6 million, or $0.88 per diluted share, in the quarter ended March 31, 2024. Additionally, the Company’s Board of Directors declared a cash dividend of $0.18 per share of Class A and Class B Common Stock, to be paid on June 12, 2025, to all shareholders of record as of May 12, 2025.

“In the first quarter of 2025, the challenges that have plagued the industry for some time – the ongoing freight recession and general economic uncertainty, were exacerbated by mounting concerns related to U.S. trade policy, tariffs, and uncertainty around emissions regulations, causing many customers to take a cautious approach to their vehicle acquisition strategies. Consequently, new Class 8 truck demand softened significantly. However, as a result of our continued focus on our strategic initiatives and diversified customer base, we managed to slightly outperform the industry in the first quarter. As we have demonstrated over the past several quarters, the strength of our sales to vocational and public sector customers helped somewhat offset the sluggishness from our over-the-road customers,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc. “Across the industry, new Class 4-7 trucks sales were also down in the quarter. However, due in part to our unique “Ready to Roll” inventory program, our sales remained relatively steady, and we outperformed the industry in medium-duty truck sales as well. From a used truck sale perspective, the first quarter was somewhat typical, with slower sales in January and February followed by a stronger March that resulted in sequential growth compared to the fourth quarter,” continued Rush.

“Our aftermarket revenue was down year-over-year, but up slightly compared to the fourth quarter of 2024. The decrease compared to the first quarter of 2024 was primarily caused by 2025 having one less working day than 2024, the completion of certain customer service projects and campaigns in 2024 that did not occur in 2025 and a decrease in business related to winter storms in January of 2025. Although demand from over-the-road, wholesale and energy customers remained weak, it improved sequentially, and we experienced steady demand from public sector, vocational and medium-duty leasing customers,” Rush said.

“Looking ahead, our primary blind spot, at this point, is the second half of 2025, as uncertainty around tariffs and their impact on both the domestic and global economy and uncertainty regarding emissions regulations are causing customers to delay business decisions and pause commercial vehicle orders until they can better understand the impact of these factors on freight volumes and vehicle pricing. That said, I am confident that we are uniquely positioned in the industry with our extensive dealer network, broad product offerings, and manufacturer relationships to quickly and efficiently meet customer needs, however these policy decisions are eventually settled,” said Rush.

“I want to express my sincere thanks to our employees for their many contributions to our achievements in the first quarter. The first three months of 2025 have been particularly challenging for our team members across the organization, as they have worked hard to help customers navigate these uncertain times, while also remaining focused on our long-term goals and diligently managing expenses. Their dedication and continued commitment to our strategic initiatives had a positive impact on our financial performance this quarter,” stated Rush.

Operations

Aftermarket Products and Services

Aftermarket products and services accounted for approximately 61.9% of the Company’s total gross profit in the first quarter of 2025, with parts, service and collision center revenues totaling $619.1 million, down 4.6% compared to the first quarter of 2024. The Company achieved a quarterly absorption ratio of 128.6% in the first quarter of 2025, compared to 130.1% in the first quarter of 2024.

“While our aftermarket performance was down year-over-year, we managed to hold our own from a market share perspective. Our strength in the public sector and medium-duty leasing segments continues to pay dividends, and we are also beginning to see growth from the energy sector as those customers anticipate a more business-friendly policy environment. Additionally, we grew our aftermarket salesforce during the first quarter, allowing us to transition more customers from unassigned to assigned account status and to provide a higher level of service to our customers with the potential to increase revenue,” Rush said.

“During the second quarter, we anticipate a slight improvement in our aftermarket revenues compared to the first quarter. We also believe that our current parts inventory levels may provide a competitive advantage for our dealerships in the event that certain proposed tariffs become effective. From a service perspective, we were able to add service technicians in the first quarter, which will allow us to increase our service throughput and reduce dwell time for customers in certain locations. We also continue to optimize our parts delivery routes and improve our call center operations, both of which are improving the speed at which we are able to deliver parts to our customers. In addition, I wanted to mention that we are actively monitoring the parts supply chain, which we believe could be negatively impacted and potentially result in disruptions as a result of the proposed tariffs and their potential impact on the global economy,” he added.

Commercial Vehicle Sales

New U.S. retail truck sales totaled 51,938 units in the first quarter of 2025, down 9.2% compared to 2024, according to ACT Research. The Company sold 3,154 new Class 8 trucks in the U.S. during the first quarter, a decrease of 7.4% compared to 2024, and accounted for 6.1% of the new U.S. Class 8 truck market. ACT Research forecasts U.S. retail sales of new Class 8 trucks to total 213,300 units in 2025, a 13.8% decrease compared to 2024. The Company sold 68 new Class 8 trucks in Canada during the first quarter of 2025 and accounted for 1.1% of the new Canadian Class 8 truck market.

“Market conditions remained difficult throughout the first quarter as many Class 8 over-the-road customers, still struggling with overcapacity and low freight rates, adopted a “wait and see” approach to vehicle purchases in hopes of more certainty around both engine emissions regulations and tariffs and their impact on freight volumes, rates and the prices of vehicles. Additionally, new Class 8 truck inventory levels remained high industry-wide, adding downward pressure on prices. Despite the difficult operating conditions, our focus on vocational and public sector customers allowed us to outperform the market in the first quarter,” said Rush.

“Although uncertainty is the primary theme driving weak demand for new Class 8 trucks, we expect to see a slight improvement in new Class 8 truck sales in the second quarter due to the timing of certain fleet deliveries. As we move into the second half of 2025, we cannot predict demand for new Class 8 trucks from our over-the-road customers, our largest customer segment. However, demand for new Class 8 vehicles from our vocational and public sector customers remains healthy, and we anticipate continued strong sales to these customers throughout 2025, although not quite at the levels we experienced in 2024,” he continued.

New U.S. Class 4-7 retail commercial vehicle sales totaled 56,988 units in the first quarter of 2025, a decrease of 4.7% compared to 2024, according to ACT Research. The Company sold 3,204 new Class 4-7 medium-duty commercial vehicles in the U.S., relatively flat compared to the first quarter of 2024, accounting for 5.6% of the total new U.S. Class 4-7 commercial vehicle market. ACT Research forecasts U.S. retail sales for new Class 4 through 7 commercial vehicles to be approximately 213,300 units in 2025, an 8.5% decrease compared to 2024. The Company sold 125 Class 5-7 commercial vehicles in Canada during the first quarter of 2025, accounting for 3.1% of the new Canadian Class 5-7 truck market.

“Although sales of Class 4-7 vehicles contracted across the industry compared to the first quarter of 2024, our sales of stock trucks were strong. Looking ahead, we expect medium-duty customers to remain cautious, replacing vehicles rather than significantly expanding their fleets. However, we believe our strategic approach to stocking work-ready vehicles in our inventory will serve us well as we move ahead, allowing us to quickly meet customer needs when and where they need vehicles,” Rush added.

The Company sold 1,769 used commercial vehicles in the first quarter of 2025, a 2.7% decrease compared to the first quarter of 2024. “At this time, tariffs and higher new truck costs have not yet impacted used truck pricing and demand remains soft. However, we have increased our inventory levels slightly to prepare for the spring and summer selling season, and we believe our current inventory levels are appropriate to meet customer needs,” said Rush.

Leasing and Rental

Leasing and Rental revenue in the first quarter of 2025 was $90.3 million, up 2.7% compared to the first quarter of 2024. “Rush Truck Leasing delivered solid results in the first quarter and continues to strongly contribute to our overall performance and profitability. While our rental revenue decreased slightly during the first quarter of 2025 compared to the first quarter of 2024 due to lower utilization rates, full-service leasing revenue increased during the first quarter of 2025 compared to the first quarter of 2024 as we put additional vehicles into service. We believe that our leasing and rental business will remain strong in the second quarter, and we expect to see improvement in rental utilization,” stated Rush.

Financial Highlights

In the first quarter of 2025, the Company’s gross revenues totaled $1.85 billion, a 1.1% decrease from $1.87 billion in the first quarter of 2024. Net income for the quarter was $60.3 million, or $0.73 per diluted share, compared to net income of $71.6 million, or $0.88 per diluted share, in the quarter ended March 31, 2024.

Aftermarket products and services revenues were $619.1 million in the first quarter of 2025, compared to $649.2 million in the first quarter of 2024. The Company delivered 3,222 new heavy-duty trucks, 3,329 new medium-duty commercial vehicles, 470 new light-duty commercial vehicles and 1,769 used commercial vehicles during the first quarter of 2025, compared to 3,494 new heavy-duty trucks, 3,331 new medium-duty commercial vehicles, 456 new light-duty commercial vehicles and 1,818 used commercial vehicles during the first quarter of 2024.

Rush Truck Leasing operates 60 PacLease and Idealease franchises across the United States and Canada with more than 10,100 trucks in its lease and rental fleet and more than 1,700 trucks under contract maintenance agreements. Lease and rental revenue increased 2.7% in the first quarter of 2025 compared to the first quarter of 2024.

During the first quarter of 2025, the Company repurchased $30.9 million of its common stock pursuant to its stock repurchase plan and has repurchased a total of $37.4 million of the $150.0 million that was authorized by the Company’s Board of Directors. In addition, the Company paid a cash dividend of $14.3 million during the first quarter.

“Considering the challenging operating environment that negatively impacted our industry in the first quarter, I believe we weathered a difficult quarter well. I am particularly proud of the work our team did to minimize the impact of these difficult conditions on our profitability and our ability to deliver value for customers and shareholders. Although I remain concerned about the proposed tariffs and their potential negative impact on our industry and the economy, I have full confidence in our team’s ability to navigate these uncertain times,” Rush said.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the first quarter of 2025 on Thursday, May 1, 2025, at 10 a.m. Eastern/9 a.m. Central. The call can be heard live via the Internet at

http://investor.rushenterprises.com/events.cfm.

Participants may register for the call at:

https://edge.media-server.com/mmc/p/ebf6emci

While not required, it is recommended that you join the event 10 minutes prior to the start.

For those who cannot listen to the live broadcast, the webcast replay will be available at

http://investor.rushenterprises.com/events.cfm.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in North America, with more than 150 locations in 23 states and Ontario, Canada. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States and Ontario, Canada, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, Dennis Eagle, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs – from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide CNG fuel systems (through its investment in Cummins Clean Fuel Technologies, Inc.), telematics products and other vehicle technologies, as well as vehicle up-fitting, chrome accessories and tires. For more information, please visit us at www.rushtruckcenters.com www.rushenterprises.com and www.rushtruckcentersracing.com, on Twitter @rushtruckcenter and Facebook.com/rushtruckcenters.

Certain statements contained in this release, including those concerning current and projected market conditions, sales forecasts, market share forecasts s and anticipated demand for the Company’s services, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, inflation and the interest rate environment, governmental regulation and supervision, including engine emission regulations, U.S. and global trade policies, product introductions and acceptance, changes in industry practices, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission, including in our annual report on Form 10-K for the fiscal year ended December 31, 2024. In addition, the declaration and payment of cash dividends and authorization of future share repurchase programs remains at the sole discretion of the Company’s Board of Directors and the issuance of future dividends and authorization of future share repurchase programs will depend upon the Company’s financial results, cash requirements, future prospects, applicable law and other factors that may be deemed relevant by the Company’s Board of Directors. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual business and financial results and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Shares and Per Share Amounts)

	March 31,	December 31,
	2025	2024
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and restricted cash	$228,719	$228,131
Accounts receivable, net	295,009	345,346
Note receivable, affiliate	5,206	9,536
Inventories, net	1,886,071	1,787,744
Prepaid expenses and other	19,384	18,958
Total current assets	2,434,389	2,389,715
Property and equipment, net	1,637,169	1,615,635
Operating lease right-of-use assets, net	117,324	111,408
Goodwill, net	427,476	427,493
Other assets, net	71,583	73,296
Total assets	$4,687,941	$4,617,547

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$1,080,585	$1,081,199
Current maturities of finance lease obligations	38,516	38,476
Current maturities of operating lease obligations	17,153	15,866
Trade accounts payable	319,398	244,018
Customer deposits	97,186	109,751
Accrued expenses	142,510	160,809
Total current liabilities	1,695,348	1,650,119
Long-term debt, net of current maturities	403,681	408,440
Finance lease obligations, net of current maturities	88,138	92,235
Operating lease obligations, net of current maturities	102,584	97,874
Other long-term liabilities	29,440	28,060
Deferred income taxes, net	181,166	178,916
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2025 and 2024	–	–
Common stock, par value $.01 per share; 105,000,000 Class A shares and 35,000,000 Class B shares authorized; 62,551,809 Class A shares and 16,754,609 Class B shares outstanding in 2025; and 62,604,986 Class A shares and 16,662,633 Class B shares outstanding in 2024	830	824
Additional paid-in capital	598,058	587,639
Treasury stock, at cost: 1,718,463 Class A shares and 2,016,462 Class B shares in 2025; and 1,387,013 Class A shares and 1,783,806 Class B shares in 2024	(167,174)	(136,235)
Retained earnings	1,744,527	1,698,614
Accumulated other comprehensive income (loss)	(9,305)	(9,293)
Total Rush Enterprises, Inc. shareholders’ equity	2,166,936	2,141,549
Noncontrolling interest	20,648	20,354
Total shareholders’ equity	2,187,584	2,161,903
Total liabilities and shareholders’ equity	$4,687,941	$4,617,547

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended March 31,
	2025	2024

Revenues
New and used commercial vehicle sales	$1,130,770	$1,123,319
Aftermarket products and services sales	619,068	649,196
Lease and rental sales	90,253	87,921
Finance and insurance	5,212	5,394
Other	5,527	6,169
Total revenue	1,850,830	1,871,999
Cost of products sold
New and used commercial vehicle sales	1,030,533	1,006,100
Aftermarket products and services sales	397,743	412,254
Lease and rental sales	64,794	63,770
Total cost of products sold	1,493,070	1,482,124
Gross profit	357,760	389,875
Selling, general and administrative expense	248,803	263,665
Depreciation and amortization expense	17,256	15,750
Gain on sale of assets	168	150
Operating income	91,869	110,610
Other income	(440)	177
Interest expense, net	12,863	17,973
Income before taxes	78,566	92,814
Income tax provision	17,949	21,325
Net income	60,617	71,489
Less: Net income (loss) attributable to noncontrolling Interest	(295)	(119)
Net income attributable to Rush Enterprises, Inc.	$60,322	$71,608

Net income attributable to Rush Enterprises, Inc. per share of common stock:
Basic	$0.76	$0.91
Diluted	$0.73	$0.88

Weighted average shares outstanding:
Basic	79,661	78,483
Diluted	82,381	81,454

Dividends declared per common share	$0.18	$0.17

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted Net Income, Adjusted Total Debt, Adjusted Net (cash) Debt, EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Free Cash Flow and Adjusted Invested Capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Commercial Vehicle Sales Revenue (in thousands)	March 31, 2025	March 31, 2024
New heavy-duty vehicles	$625,796	$666,339
New medium-duty vehicles (including bus sales revenue)	378,358	333,634
New light-duty vehicles	29,273	27,471
Used vehicles	90,812	88,009
Other vehicles	6,531	7,866

Absorption Ratio	128.6%	130.1%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and collision center departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	March 31, 2025	March 31, 2024
Floor plan notes payable	$1,080,585	$1,248,853
Current maturities of finance lease obligations	38,516	38,210
Long-term debt, net of current maturities	403,681	524,450
Finance lease obligations, net of current maturities	88,138	99,394
Total Debt (GAAP)	1,610,920	1,910,907
Adjustments:
Debt related to lease & rental fleet	(526,764)	(657,980)
Floor plan notes payable	(1,080,585)	(1,248,853)
Adjusted Total Debt (Non-GAAP)	3,571	4,074
Adjustment:
Cash and cash equivalents	(228,719)	(155,905)
Adjusted Net Debt (Cash) (Non-GAAP)	$(225,148)	$(151,831)

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet. The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes. Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s floor plan credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold. The Company has the capacity to finance all of its lease and rental fleet under its lines of credit established for this purpose, but may choose to only partially finance the lease and rental fleet depending on business conditions and its management of cash and interest expense. The Company’s lease and rental fleet inventory are either: (i) leased to customers under long-term lease arrangements; or (ii) to a lesser extent, dedicated to the Company’s rental business. In both cases, the lease and rental payments received fully cover the capital costs of the lease and rental fleet (i.e., the interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	March 31, 2025	March 31, 2024
Net Income (GAAP)	$292,867	$328,208
Provision for income taxes	89,469	106,975
Interest expense	65,748	59,907
Depreciation and amortization	70,055	61,266
(Gain) loss on sale of assets	(827)	864
EBITDA (Non-GAAP)	517,312	557,220
Adjustment:
Less Interest expense associated with FPNP and L&RFD	(67,084)	(60,965)
Adjusted EBITDA (Non-GAAP)	$450,228	$496,255

The Company presents EBITDA and Adjusted EBITDA, for the twelve months ended each period presented, as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP and the L&RFD to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP and L&RFD as an operating expense of the Company, and to provide management with supplemental information regarding operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analyst. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	March 31, 2025	March 31, 2024
Net cash provided by operations (GAAP)	$928,800	$48,194
Acquisition of property and equipment	(462,993)	(357,571)
Free cash flow (Non-GAAP)	465,807	(309,377)
Adjustments:
Draws on floor plan financing, net	(165,052)	233,017
Cash used for L&RF purchases	373,341	247,323
Non-maintenance capital expenditures	24,250	27,746
Adjusted Free Cash Flow (Non-GAAP)	$698,346	$198,709

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities, as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities; (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities; (iv) subtracts scheduled principal payments on fixed rate notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities; (v) subtracts lease and rental fleet purchases that are included in acquisition of property and equipment and not financed under the lines of credit for cash and interest expense management purposes; and (vi) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business. “Free Cash Flow” and “Adjusted Free Cash Flow” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities. “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	March 31, 2025	March 31, 2024
Total Rush Enterprises, Inc. shareholders’ equity (GAAP)	$2,166,936	$1,935,502
Adjusted net debt (cash) (Non-GAAP)	(225,148)	(151,831)
Adjusted Invested Capital (Non-GAAP)	$1,941,788	$1,783,671

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company’s leverage profile and capital structure and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.